Exhibit 99.1

July 20, 2011	Analyst Contact:	Dan Harrison
	Media Contact:	918-588-7950 Brad Borror 918-588-7582
 ONEOK Announces 8-percent Quarterly Dividend Increase

    TULSA, Okla. – July 20, 2011 – The board of directors of ONEOK, Inc. (NYSE: OKE) today increased the quarterly dividend to 56 cents per share of common stock from 52 cents per share, an 8 percent increase, effective for the second quarter 2011, payable Aug. 12, 2011, to shareholders of record at the close of business Aug. 1, 2011.

    “Increased distributions to ONEOK from ONEOK Partners as a result of the incremental earnings from the partnership’s $2-billion capital-investment program completed in 2009 allow us to return value to our shareholders in the form of higher dividends,” said John W. Gibson, ONEOK chairman, president and chief executive officer.

    “This increase is consistent with our 2011 financial guidance of increasing the dividend 4 cents per share semiannually and our ongoing commitment to deliver attractive returns to our shareholders.”

    ONEOK has increased its quarterly dividend 17 percent since October 2010, when the company indicated that it expects to increase its dividend 50 to 60 percent between 2011 and 2013, subject to board of directors’ approval, and also indicated a long-term dividend payout target of 60 to 70 percent of recurring earnings.

    Since January 2006, the company has increased the dividend 12 times, representing a 100-percent increase during that period.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

-more-

ONEOK Announces 8-percent Quarterly Dividend Increase

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our anticipated financial performance and level of dividends. These forward-looking statements are made in reliance on the safe-harbor protections provided under the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “potential,” “scheduled,” and other words and terms of similar meaning.

###